Exhibit 99.1

Global Payment Technologies, Inc. Reports Notification and Delisting from NASDAQ Stock Market

BOHEMIA, NY--(BUSINESS WIRE)—December 11, 2007--Global Payment Technologies, Inc. (NASDAQ Symbol:GPTX) (GPT) today announced that on December 6, 2007 it received notification from the staff of The NASDAQ Stock Market that it has not regained compliance with the minimum $1.00 per share requirement for continued inclusion under NASDAQ Marketplace Rule 4310(c)(4) and GPT’s securities are, therefore, subject to delisting from The NASDAQ Capital Market. GPT is not eligible for an extension of the compliance period given that it does not meet The NASDAQ Capital Market initial inclusion criteria set forth in NASDAQ Marketplace Rule 4310(c). Accordingly, trading of GPT’s common stock on The NASDAQ Capital Market will be suspended at the opening of business on December 17, 2007, and a Form 25-NSE will be filed with the Securities and Exchange Commission, which will remove GPT’s securities from listing and registration on The NASDAQ Capital Market. GPT does not intend to appeal the NASDAQ staff’s decision to delist GPT’s shares from The NASDAQ Capital Market.

GPT is a United States-based designer, manufacturer and marketer of automated currency acceptance and validation systems used to receive and authenticate currencies in a variety of payment applications worldwide. GPT’s proprietary and patented technologies are among the most advanced in the industry. Please visit the GPT web site for more information at http://www.gptworld.com.

Special Note Regarding Forward-Looking Statements: A number of statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements.

CONTACT: PR Financial Marketing

Jim Blackman, 713-256-0369

jim@prfmonline.com or

Global Payment Technologies, Inc. William McMahon, Pres. & CEO, 631-563-2500, Ext 273